14.1

Code of Ethics


                             SIGN MEDIA SYSTEM, INC.
                          BUSINESS CONFLICT GUIDELINES

TABLE OF CONTENTS
A LETTER FROM THE CHAIRMAN...................................................1
INTRODUCTION ... ............................................................2
YOU AND YOUR JOB IN SMS......................................................3
Communication Channels~......................................................3
Personal Conduct.............................................................3
Work Environment.............................................................3
Employee Privacy.............................................................4
Protecting SMS' Assets.......................................................4
   Physical Assets...........................................................5
   SMS Information and Communication Systems.................................5
   Proprietary Information...................................................5
     Inadvertent Disclosure..................................................6
     Direct Requests for Information and Contacts with the
       Media, Analysts, Attorneys and Others.................................6
   Using Proprietary Information.............................................6
   SMS Intellectual Property Rights ........................................ 7
   Leaving SMS...............................................................7
   Legal Remedies............................................................7
Recording, :Reporting, and Retaining Information.............................7
Authority to Make SMS Commitments............................................8
CONDUCTING SMS' BUSINESS.....................................................9
..Avoiding Misrepresentation .................................................9
Dealing with Suppliers.......................................................9
   Avoiding Reciprocal Dealing...............................................9
Competing in the Field......................................................10
   Avoiding Fake and Misleading Statements about Competitors................l0
   Selling against Competitive Orders.......................................10
Relationships with Other Organizations......................................10
   Complementary Third Parties--........................................... l0
   Business Contacts with Competitors.......................................ll
   Prohibitions ............................................................11
Information Owned by Others ................................................12
   Receiving Information That May Be Confidential or Have
      Restrictions on Its Use...............................................12
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  1.0

A Letter from the Chairman


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  Dear Employee.

  In early 2004, we undertook company-wide discussion about the values that define Sign Media Systems. Inc. ("SMS). In addition to finding a common set of qualities that characterize SMS employees we also learned something equally important. Almost every one of us thinks our work and choices should be determined by what we value.

  This is particularly relevant to what we agree explicitly to do and not do as individuals when conducting SMS' business. Each one of us makes decisions that could affect our company and its reputation whether with one person or with millions of people.

 At one level, the SMS Business Conduct Guidelines are a document of conduct we establish for ourselves to help us comply with laws and good ethical practices. We will regularly review and update it as business and as the world at large become more complex. and as the need for such guidelines becomes greater.

 But this is not just about compliance with the law and general standards of ethics. By establishing these guidelines and giving them the weight of a governing document, we are acknowledging that our choices and actions help define SMS for others. We are acknowledging that our relationships with customers, investors, colleagues and the communities in which we live and work are built on trust.

 In other words, the Business Conduct Guidelines are a tangible example of our values and all expression of each SMS employee's personal responsibility to uphold them. That point has now been made explicit in the introduction to the guidelines themselves.

 I hardly find it necessary to remind SMS employees to "act ethically". I know you feel as strongly as I that anyone doing otherwise does not belong at SMS. But I do ask you to read these Business Conduct Guidelines and commit yourself to them. In addition to establishing a baseline for behavior throughout SMS, they provide some excellent examples of how we live out our values as a company. They are an important part of what it means to be all SMS employee.

 Antonio F. Uccello, III

 Chairman and Chief Executive Officer

March 2004


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  2.0

Introduction


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  As SMS employees, we frequently encounter a variety of ethical and legal questions, There are no shortcut formulas or automatic answers to the choices we have to make in business today: however, we should decide these questions in ways that are consistent with SMS' values. In some instances, the Business Conduct Guidelines will only be able to provide a baseline standard for our actions but underlying these guidelines are the values we share as SMS employees:

        Dedication to every customer's success
        Innovation that matters for our company and for the world
        Trust and personal responsibility in all relationships


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 As simple statements, our values may not provide obvious answers in all instances. but they give or should give very clear reasons why we make the choices we do. You will have many opportunities to make such choices in situations that are not covered by these Business Conduct Guidelines. But you will not come across a major decision at SMS where our values would not be applicable. And because of the values we share. you will never encounter a situation where actions contrary to our Business Conduct Guidelines are acceptable for an SMS employee.

 In SMS, the Chief Executive Officer and senior executives are responsible for setting standards of business ethics and overseeing compliance with these standards. It is the individual responsibility of each SMS employee to comply with these standards.

 In all instances every employee must obey the law and act ethically. SMS' Business Conduct Guidelines provide general guidance for resolving a variety of legal and ethical questions for employees of SMS, including its subsidiaries and affiliates. Employees who work in marketing and specialized areas such as government procurement and regulatory matters (e.g.. environmental, export, tax and customs) must also comply with additional functional guidelines.

 Our world continues to undergo significant changes. As a whole. these changes make the ways in which we do business more complex. Because of the continuing need to reassess and clarify our practices, the contents of these Guidelines will be kept online and updated as required.

 Each section of these Guidelines covers an area in which we have responsibilities to SMS as employees:


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Personal conduct and protection of SMS' assets
Obligations in conducting SMS' business with other people and organizations Conflicts of interest and other considerations affecting SMS that may arise on our own time


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Because rapid changes in world constantly present new ethical and legal issues, no set of guidelines should be considered absolute last word under all circumstances. If you have any questions about interpreting or applying these Guidelines or about guidelines and procedures published by SMS or its operating units, subsidiaries or specific functions. it is your

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   responsibility to consult your manager or SMS' counsel. A violation of any
   SMS guidelines can result in disciplinary action, including dismissal.


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  3.0 You and Your Job In SMS


  3.1 Communications Channels

  If you know of an unlawful or unethica1 situation, you should immediately tell SMS whatever you know or have heard about it you can do so in one of several ways. Contacting your manager is the best place to start, but you can also contact SMS' counsel at 941.330.0336. Ex. 5. Alternatively, you may directly contact SMS's Chief Executive Officer at 941.330.0336. Ex. 6. You may contact either of the above by mail at 2100 19th Street. Sarasota. FL 34234. SMS will promptly review your report of unlawful or unethical, and SMS will not tolerate threats or acts of retaliation against you for making that report.

  3.2 Personal Conduct

  SMS' reputation for integrity and business ethics should never be taken for granted. To maintain that reputation. you must follow all of SMS' Business Conduct Guidelines and exercise good judgment in your decisions and actions. It is no exaggeration to say that SMS' integrity and reputation are in your hands.


 If SMS management finds that your conduct on or off the job adversely affects your performance. that of other employees. or SMS' legitimate business interests, you will be subject to disciplinary measures, including dismissal.

 3.3 Work Environment

 SMS strives to maintain a healthy. safe and productive work environment which is free from discrimination or harassment based on race, color, religion, gender, gender identity or expression. sexual orientation, national origin, disability, age, or other factors that are unrelated to SMS' legitimate business interests. SMS will not tolerate sexual advances. actions or comments or racial or religious slurs, jokes or any other comments or conduct in the workplace that creates, encourages or permits an offensive, intimidating or inappropriate work environment.

 If you believe that you are subject to such conduct, you should let SMS know through SMS' internal appeals process at 941.330.0336 Ex. 5, or by mail addressed to SMS' counsel at 2100 19th Street, Sarasota. FL 34234. Your complaint of such conduct will be reviewed promptly. Employees who are found to have engaged in harassment or discrimination, or to have misused their positions of authority in this regard, will be subject to disciplinary measures, including dismissal.


Other conduct that is prohibited because of its adverse impact on the work environment includes: (1) threats; (2) "violent behavior; (3) the possession of weapons of any type; (4) the use of recording devices, including videophones and web cameras, for other than management approved purposes; and (5) the use, distribution, sale or possession of illegal drugs or any other

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  controlled substance, except for approved medical purposes. In addition.
  employees should not be on SMS premises or in the SMS work environment if they are under the influence of or affected by illegal drugs, controlled substances used for non-medical purposes or alcoholic beverages. Consumption of alcoholic beverages on SMS premises is only permitted. with prior management approval.

  3.4 Employee Privacy

 SMS and SMS authorized companies and individuals collect and maintain personal information which relates to your employment, including compensation. medical and benefit information. SMS has policies that are intended to protect information wherever it is stored or processed For example. access to your personal information is restricted to people with a need to know. Personal information is normally released to outside parties only with employee approval except that SMS and authorized companies and individuals may also release personal information to verify employment. to satisfy the legitimate requirements of a company or other entity which is considering acquiring some of SMS' business operations, or for appropriate investigatory, business or legal reasons. Employees who have access to personal information must ensure that the information is not disclosed in violation of SMS' policies or practices.

 Personal items, messages or information that you consider private should not be placed or kept anywhere in the SMS work.-place, such as in telephone systems, office systems. electronic files, desks, credenzas, lockers, or offices. SMS management has the light to access those areas and any other SMS furnished facilities. Additionally, in order to protect its employees and assets, SMS may ask to search an employee's personal property, including briefcases and bags, located on or being removed from SMS locations; the employee is expected to cooperate with such a request. Employees, however, should not access another employee's workspace, including electronic files, without prior approval from management.

 3.5 Protecting SMS' Assets

 SMS has a large variety of assets. Many are of great value to SMS' competitiveness and success as a business. They include our physical assets and our extremely valuable proprietary information. such as SMS' intellectual property and SMS confidential information.

Protecting all of these assets is critical. Their loss, theft or misuse jeopardizes the future of SMS.

 You are personally responsible for protecting SMS property entrusted to you and for helping to protect the company's assets in general To do this, you should be aware of and understand SMS' security procedures. You should be alert to any situations or incidents that could lead to the loss, misuse or theft of company property. You should report all such situations to your manager or the Property Manager at 941.330.0336. Ex. 4 as soon as they come to your attention. You may also mail such a report to Property Manager. 2100 19th Street. Sarasota. FL 34234.

What types of assets should you be concerned about protecting? responsibilities in this regard? And what are your


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  SMS' physical assets, such as equipment, systems. Facilities, corporate charge cards and supplies. must be used only for conducting SMS' business or for purposes authorized by management.

  3,5.2 SMS Information and Communication Systems

 SMS' information and communication systems. including SMS connections to the Internet. are vital to SMS' business: you should only use them for appropriate purposes. You can use them for conducting SMS business or for other incidental purposes authorized by your management or by applicable SMS guidelines, such as SMS' guidelines on Internet use. It is inappropriate to use SMS systems to visit Internet sites that features sexual content, gambling, or that advocate intolerance of others. It is also inappropriate to use them in a manner that interferes with your productivity or the productivity of others. You are responsible to ensure that your use of SMS systems is appropriate. Inappropriate use of SMS systems is a misuse of SMS assets.

 3.5.3 Proprietary Information

 SMS proprietary information is any information that is owned by SMS, including information in SMS databases. Much, but not all SMS proprietary information is confidential. It may also be subject to copyright, patent or other intellectual property or legal tights. Proprietary information includes such things as: SMS' technical or scientific information relating to current and future products, services or research; business or marketing plans or projections; earnings and other financial data; personnel information including executive and organizational changes: and software.

 SMS' proprietary information is the result of the ideas, hard work, and innovation of many of your fellow employees and of substantial investments by SMS in planning, research and development. This information, particularly SMS' confidential information, gives SMS a competitive advantage in the marketplace, and SMS would be damaged if its competitors discovered it.

The value of SMS proprietary information is known not only to SMS' competitors but also to others in the industry, such as security analysts, journalists, and consultants. SMS would be harmed by unauthorized disclosures of its proprietary information to, or the unauthorized use of that information by, any of those people. For example, unauthorized disclosure of an unannounced SMS product can hurt SMS by giving competitors more time to match our product. Another example is unauthorized disclosure of a proposed or an unannounced executive or organizational change which can adversely affect employee morale and can interfere with SMS' plans.

 As an SMS employee, you will have access to information that SMS considers proprietary. Given the increasingly competitive nature of business today, you may come into contact with someone who is interested in acquiring SMS proprietary information. It is critical that you do

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  not disclose or distribute that information except as authorized by SMS and that you follow all SMS safeguards for protecting that information,

  3.5.3.1 Inadvertent Disclosure

  You should be careful to avoid the inadvertent disclosure of proprietary information.

  To avoid inadvertent disclosure, never discuss with any unauthorized person proprietary information that SMS considers confidential or which SMS has not made public. Furthermore, you should not discuss such information even with authorized SMS employees if you are in the presence of others who are not authorized for example, at a trade show reception or in a public area, such as an airplane, or when using a cellular or wireless telephone or an electronic bulletin board or database. You should also not discuss such information with family members or with friends, who might innocently or unintentionally pass the information on to someone else.

 Finally, keep in mind that a harmfu1 disclosure may start with the smallest leak of bits of information. Fragments of information you disclose may be pieced together with fragments from other sources to form a fairly complete picture.

 3.5.3.2 Direct Requests for Information and Contacts with the Media, Analysts, Attorneys and Others

 SMS' business activities may be monitored by competitors, journalists, consultants and securities analysts. You should nor initiate contact with these individuals or groups or respond to their inquiries without authorization as follows:

     .  Journalists - SMS' Chief Executive Officer
     .  Consultants - SMS Analyst Relations
     .  Securities or Financial Analysts - SMS Investor Relations
     .  Attorneys - SMS' Counsel

 Similarly, if you receive a request for information on SMS' business from an investigator or law enforcement official you should refer the request to SMS' counsel; requests from government officials or agencies should be referred to SMS' Chief Executive Officer or SMS' counsel. If you do not know what functional area a questioner should be referred to, ask your manager.

 3.5.3.3 Using Proprietary Information

Besides your obligation to protect SMS proprietary information from unauthorized disclosure or distribution, you are also required as an employee to use such information only in connection with SMS' business. This obligation applies whether or not you developed the information yourself, and it applies by law in virtually all countries where SMS does business.


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  3.5.4 SMS Intellectual Proprietary Rights

 When you joined SMS, you were required to sign an agreement under which you, as an employee of SMS, assumed specific obligations relating to intellectual property as well as the treatment of confidential information. Among other things in the agreement, you assign to SMS all of your right, title, and interest in intellectual property you develop when you are employed by SMS. The intellectual property you assign includes such things as ideas, inventions. computer programs and documents which relate to SMS' actuaI or anticipated business, research or development or that are suggested by, or result from, work or tasks you perform for, or on behalf of, SMS. Subject to the laws of each country, this obligation applies no matter where or when at work or after hours such intellectual property is created. That intellectual property must be reported to SMS, and the property must be protected like any other proprietary information of the company. However. if you believe that your idea. invention other material neither falls within the area of SMS' actual or anticipated business interests, nor resulted from, nor was suggested by, any of your work assignments in SMS, you should discuss it with SMS's counsel at 941.330.0336. Ex. 5 or by mail addressed to SMS's counsel at 2100 19th Street, Sarasota. FL 34234. Throughout your SMS employment, you should seek advice and direction from SMS's Chief Executive Officer at 941.330.0336. Ex. 6 or by mail at 2100 19th Street, Sarasota. FL 34234 before you file for a patent. You should provide the Chief Executive Officer with copies of any patent you have applied for or obtained

 3.5.5 Leaving SMS

 If you leave the company for any reason, including retirement, you must return all SMS property. including documents and media which contain SMS proprietary information, and you may not disclose or use SMS proprietary information, including SMS confidential information. Also. SMS' ownership of intellectual property that you created while you were an SMS employee continues after you leave the company.

 3.5.6 Legal Remedies

So far, there have been no cases in which SMS' physical or intellectual property assets have been wrongfully taken or misused. If in fact SMS' physical or intellectual property is wrongfully taken or misused, SMS may not limit its response to disciplinary action against offending employees, but may take legal action as well. Also. SMS reserves the right to seek criminal prosecution for wrongfully taking or misusing SMS' physical or intellectual property.

 SMS will continue to take every step necessary, including legal measures, to protect its assets.


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 3.6


Recording, Reporting, and Retaining Information

You must record and report all information accurately and honestly.

Every employee records information of some kind and submits it to the company. For example: an engineer fills out a product test report; a sales representative reports orders; an accountant or

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  book keeper  records  revenues  and costs;  and a customer  engineer completes a service call report. Each employee must accurately and honestly fill in reports.

  One very important report that many employees use is the expense account. Employees must obtain pre-approval by management prior to incurring reimbursable business related expenses. Employees are entitled to reimbursement for reasonable business related expenses but only if those expenses were actually incurred. To submit an expense account for meals not eaten, miles not driven, airline tickets not used or for any other expense not incurred is dishonest reporting and is prohibited.

 Under various laws. such as the Tax Laws or the Foreign Corrupt Practices Act, SMS is required to maintain books and records reflecting SMS' transactions. It is essential that these books and records are accurate. Regardless of whether reporting is required by law, dishonest reporting within SMS, for example to SMS management or SMS auditors or during an internal investigation, or to organizations and people outside the company, such as external auditors, is strictly prohibited. This includes not only reporting information inaccurately but also organizing it in a way that is intended to mislead or misinform those who receive it. Employees must ensure that they do not make false or misleading statements in external financial reports, environmental monitoring reports and other documents submitted to or maintained for government agencies, or status reports on contracts, particularly in situations where SMS is selling goods or providing services to a government customer. Dishonest reporting can lead to civil or even criminal liability for you or SMS.

 Employees must also comply with the SMS Document Retention and Disposal Plan in their retention and disposal of SMS documents. The Plan applies to information in any media, including both hard copy and electronic records such as e-mail. It requires that information defined as "essential" must be retained in a recoverable format for the duration of its assigned retention period. Information that is not essential or whose retention period has expired should be disposed of as soon as possible, unless it is subject to a hold order issued by SMS' counsel.


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 3.7


Authority to Make Commitments


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SMS' management system and contracting processes are designed to help SMS protect its assets and to provide the appropriate controls needed for SMS to run its business effectively with SMS customers, SMS business partners, SMS suppliers and other third parties. Within these processes, well-defined authority for pricing and certain other contract terms and conditions may have been delegated to certain organizations and to line management. Making business commitments outside of these processes, through side deals or otherwise, is not acceptable. To be clear, you should not make any oral or written commitments that create a new agreement or that wi11 modify an existing SMS agreement with a third party without approval from the SMS Finance Department. In addition, all such commitments must have visibility to SMS Accounting to help ensure the accuracy of SMS' books and records. If you have any questions about a specific situation with a customer or business partner, or if you have questions about a procurement arrangement, you should contact SMS' Finance Department.

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  4.0

Conducting SMS' Business

  You must be ethical and lawful in all of your business dealings whether you are selling. buying or representing SMS in any other capacity.

  Today SMS is engaged in a variety of business relationships with other companies and organizations, including authorized business partners and original equipment manufacturers. No matter what type of organization you are dealing with or what its relationship is to SMS, you should always observe the following general standards.

  4.1


Avoiding Misrepresentation


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 Never make misrepresentations or dishonest statements to anyone. If you believe that the other person may have misunderstood you, promptly correct any misunderstanding. Honesty based on clear communication is integral to ethical behavior. The resulting trustworthiness is essential to forming and maintaining sound and lasting relationships.


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 4.2


Dealing with Suppliers


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 In deciding among competing suppliers, we weigh the facts impartially to determine the best supplier. You should do so whether you are buying large amounts of parts or just a few, or contracting for a small repair job or any other service.

 Whether or not you are in a position to influence decisions involving the evaluation or selection of suppliers, you must not exert or attempt to exert influence to obtain "special treatment" for a particular supplier. Even to appear to do so can undermine the integrity of our established procedures. SMS uses a competitive evaluation process to select the best suppliers. Prices and other information submitted by suppliers and SMS' evaluation of that information are confidential to SMS. Employees and former employees may not use any of this information outside of SMS without written permission from management. It is essential that suppliers competing for SMS' business have confidence in the integrity of our selection process.

 4.2.1 Avoiding Reciprocal Dealing

 Seeking reciprocity is contrary to SMS policy and may also be unlawful. You should not tell a prospective supplier that your decision to buy its goods or services is conditioned on the supplier's. agreement to buy SMS products or services.

This does not mean that an SMS customer cannot be an SMS supplier or that SMS can never consider its other relationships with the supplier when it is evaluating the supplier. It simply means that SMS' decision to buy goods and services from a supplier must be made independently from that supplier's decision to buy SMS products and services.


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  4.3

Competing in the Field


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  SMS will compete vigorously for business. If circumstances require modified pricing or service terms, the modifications must be specifically approved by the appropriate level of management. Never extend any modified service or contract terms to any customer without prior authorization.

  If you are performing a marketing or service activity, SMS expects you to compete not just vigorously and effectively, but lawfully and ethically as well.

  4.3.1 Avoiding False and Misleading Statements about Competitors

  It is SMS' policy to sell products and services on their merits. False or misleading statements and innuendoes about competitors, their products or their services are improper. Such conduct only invites disrespect from customers and complaints from competitors.

 Be sure that all comparisons to competitors and their products and services are substantiated. and that they are complete, accurate and not misleading whenever they are made. Certain countries prohibit comparative advertising. Advice on this subject is available from SMS' counsel.

 4.3.2 Selling against Competitive Orders

 If a competitor already has a firm order (a legally enforceable contract) from a customer for the competitor's product or service. it is SMS' practice not to market competing SMS products or services to that customer until the competitor's product is installed, the service is performed or the firm order is cancelled.

 What is a "firm order"? Letters of intent, free trials, conditional agreements and similar arrangements usually are not considered firm orders; unconditional contracts are. Generally, if a firm order does not exist, you may sell to the customer. However, this is a complicated subject, and as a result it is often difficult to determine if a firm order actually exists. Then a situation is unclear. Seek ad\ice from SMS' counsel.


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 4.4


Relationships with Other Organizations


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 Frequently, other organizations have multiple relationships with SMS. A distributor may be both an end user and a competitor. Another organization may be an SMS supplier and customer at the same time. SMS also has relationships with many other types of organizations that continue to emerge in our industry. In any dealings, it is important that you understand each one of the relationships involved and act accordingly.

 4.4.1 Complementary Third Parties

SMS has various relationships with complementary third parties, such as SMS business partners and reference organizations, to help SMS market and install SMS solutions. If your

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  responsibilities bring you into contact with these third parries, you must follow the applicable sales, marketing and services guidelines that describe the appropriate conduct for dealing with them. In addition to their complementary offerings, some of these third parties market products or services that compete with SMS. When such a situation arises, you must exercise caution and follow established guidelines for dealing with competitors.

  4.4.2 Business Contacts with Competitors

  It is important to recognize when a company you are dealing with, as a supplier or a customer, is also an SMS competitor. Such relationships require extra care. It is inevitable that you and competitors will from time to time, meet, talk and attend the same industry or association meetings. Many of these contacts are perfectly acceptable as long as established procedures are followed. Acceptable contacts include: sales to other companies in our industry and purchases from them; approved participation in joint bids; and attendance at business shows, standards organizations and trade associations. But even these contacts require caution. If in doubt, you should seek advice from SMS' counsel.

  4.4.3 Prohibitions

 In all contacts with competitors, do not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities - and, of course, any other proprietary or confidential information.

 Discussion of these subjects or collaboration on them with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, you should object, stop the conversation immediately, and tell the competitor that under no circumstances will you discuss these matters. If necessary, you should leave the meeting.

 In summary, disassociate yourself and SMS from participation in any possibly illegal activity with competitors; confine your communication to what is clearly legal and proper. Finally, report immediately to SMS' counsel any incident involving a prohibited subject.


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 4.5


Acquiring and Using Information about Others


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 In the normal course of business, it is not unusual to acquire information about many other organizations, including competitors. Doing so is a normal business activity and is not unethica1 in itself. In fact, SMS quite properly gathers this kind of information for such purposes as extending credit and evaluating suppliers. The company also collects information on competitors from a variety of legitimate sources to evaluate the relative merits of its own products, services, and marketing methods. This activity is proper and necessary in a competitive system.

There are. However, limits to the ways that information should be acquired and used, especially information about competitors. No company should use improper means to acquire a competitor's trade secrets or other confidential information. illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong; so is attempting to acquire a

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  competitor's confidential information by hiring the competitor's employees.
  improper solicitation of confidential data from a competitor's employees or from SMS customers is wrong. SMS will not tolerate any form of questionable intelligence gathering.

  Information about other companies should be treated with sensibility and discretion. Such information is often about individuals. Other companies are rightly concerned about their reputations and the privacy of their people.

  In addition, individuals, such as consumers and the employees of customers, business partners and suppliers, are also concerned about their privacy, especially now that Internet use has become so widespread. SMS remains dedicated to protecting the privacy of personal information of others. SMS will only collect, use, process. and disclose an individual's personal information in accordance with SMS' privacy policies and guidelines, including SMS' commercial e-mail guidelines.

 When working with sensitive information about other companies and individuals, you should use that information in the proper context and make it available only to other SMS employees with a legitimate need to know. In presenting such information, you should disclose the identity of the organization or individuals only if necessary. If disclosure is not necessary, you should present the information in the aggregate or by some other means.

 4.6


Information Owned by Others

 Other organizations, like SMS, and some individuals have intellectual property, including confidential information, they want to protect. They are sometimes willing to disclose and allow others to use their proprietary information for a particular purpose. If you receive another party's proprietary information, you must proceed with caution to prevent any accusations that SMS misappropriated or misused the information.

 4.6.1 Receiving Information That May Be Confidential or Have Restrictions on Its Use

 To avoid the risk of SMS being accused of misappropriating or misusing someone's confidential or restricted information, there are certain steps you must take before receiving such information. The receipt of confidential or restricted information (whether oral, visual or written) must not take place until the terms of its use have been formally agreed to by SMS and the other party in a written agreement approved by SMS' counsel. Furthermore, unless otherwise delegated, SMS' Chief Executive Officer must approve the receipt of another's confidential or restricted information. Once another party's confidential or restricted information is properly in your hands, you must not use, copy. distribute or disclose that information unless you do so in accordance with the terms of the agreement.

In any case, do not take the status of information for granted. If you have information in your possession that you believe may be confidential to a third party or may have restrictions on its use, you should consult immediately with SMS' counsel.

  4.6.2 Acquiring Software

 Special care should be taken in acquiring software from others. As intellectual property, software is protected by copyright, and may also be protected by patent or trade secret 1a\ws. Software includes computer programs in "beta" or finished form, databases and related documentation. The software may be on any tangible media, such as printouts, DVDs, CDROMs or diskettes, or it may be accessible electronically through a network from sources such as online databases, bulletin boards, or Web sites. Before you accept software, access software or data on a network or accept a license agreement, you must follow established procedures which may include a review with SMS' counsel. The terms and conditions of any license agreement such as provisions not to copy or distribute programs must also be strictly followed. If you acquire software for your personally owned equipment, you should not copy any part of such software in any development work you do for SMS, place such software on any SMS owned computer system, or generally bring such software onto SMS premises. This includes any copies of software which reside on any electronic online bulletin boards or databases.

 If there is a question of ownership or license rights to software, you should consult SMS' counsel before you distribute the software in SMS through any distribution channel including electronic channels such as conferencing disks or e-mail. It is your responsibility to make sure that all third party software you are using is appropriately licensed and that you use it only in accordance with the terms of its license.

 4.7


Using Trademarks

 SMS and many other companies have trademarks words, names, symbols or devices that are used to identify and distinguish the company's products. Some trademarks are registered in the U.S. Patent and Trademark Office; others are not. There may be additional or different trademark designations outside of the U.S.

 In all countries, it is important that you properly acknowledge and use SMS trademarks and the trademarks of other companies. Specifically, you should always ensure that the trademark is spelled correctly and written the way the owner of the trademark writes it. You should not use the trademark as a generic name and should use the trademark only as an adjective.

 You should consult SMS's counsel if you have questions on the proper use of a trademark.

 4.8


Bribes, Gifts and Entertainment

Gifts offered by employees of different companies vary widely. They can range from widely distributed advertising novelties of nominal va1ue, which you may give or accept, to bribes, which you unquestionably may not give or accept.

Gifts include not only material goods, but also services. promotional premiums and discounts.

The following are SMS' general guidelines on giving and receiving gifts and business amenities. Under these guidelines, SMS's Chief Executive Officer may also approve giving or receiving higher value gifts and business amenities provided the gifts and business amenities are not prohibited by law or known customer business practice.

  4.8.1


Business Amenities

  With management approval you may give or accept customary business amenities, such as meals and entertainment, provided the expenses involved are kept at a reasonable level and are not prohibited by law or known customer business practice. Suppliers, including SMS, frequently find it appropriate to provide education and executive briefings for their customers. It is all right to provide or accept some services in connection with this type of activity, such as transportation in a supplier's airplane, and food and lodging, if you have management approval.

  4.8.2 Receiving Gifts

 Neither you nor any member of your family may solicit or accept from a supplier or customer money or a gift that could influence or could reasonably give the appearance of influencing SMS' business relationship with that supplier or customer. However, unless SMS has specified to the contrary, you may accept promotional premiums and discounts offered by transportation companies, hotels, auto rental agencies and restaurants if they are based upon membership in bonus programs for individuals and are offered to travelers generally. Furthermore, you may accept a gift of nominal value, such as an advertising novelty, when it is customarily offered to others having a similar relationship with the customer or supplier. If you have any doubts about a particular situation, you should consult your manager.

 If you are offered a gift which has more than nominal value or which is not customarily offered to others, or money, or if either arrives at your home or office, tell your manager immediately. Appropriate arrangements will be made to return or dispose of what has been received. and the supplier or customer will be reminded of SMS' gift policy.

 4.8.3 Referral Fees

 When authorized by SMS, you may refer customers to third party vendors. However. SMS employees may not accept any fee, commission or other compensation for this activity from anyone except SMS.

 4.8.4 Giving Gifts

You may not give money or any gift to an executive, official or employee of any supplier, customer or any other organization if doing so would influence or could reasonably give the appearance of influencing the organization's relationship with SMS. You may, however, provide a gift of nominal value, such as an SMS advertising nove1ty, if it is not prohibited by law or the customer's known business practices.

4.8.5 Relationships with Government Employees

  Acceptable practices in the commercial business environment, such as providing education, transponation, meals. entertainment or other things of value, may be entirely unacceptable, and may even violate certain federal, state, local or foreign laws and regulations, when we are dealing with government employees or those who act on the governments behalf. Therefore, you must be aware of, and adhere to, the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where you conduct business. You should contact SMS' counsel for guidance.

 You must not give money or a gift to an official or an employee of a governmental entity if doing so could be reasonably construed as having any connection with SMS' business relationship. U.S. and foreign laws often prohibit such actions: for example, the Foreign Corrupt Practices Act (FCPA), a U.S. law, makes it a crime to pay money or to give anything of value to a foreign official to assist the company or another to obtain or retain business with the government, whether the improper payment or gift is made directly by a company or indirectly through someone acting for the company. Any proposed payment or gift to a foreign official political party or candidate must have prior review by SMS' counsel, even if such payment is common in that country. Keep in mind that foreign officials, under the FCPA can include executives and employees of government owned corporations, universities, and other entities. Always ask if you have some doubt regarding government ownership.

 In countries where local customs call for giving gifts to customers or others on special occasions, you may, with prior approva1 from management and SMS' counsel, present gifts that are lawful appropriate, and of nominal value, provided the action cannot be seen as seeking special favor.

 Furthermore, certain legal or ethical restrictions may exist with respect to the hiring by SMS of current or former employees of the government or their family members. You should consult with SMS' counsel before any attempts, even preliminary discussions, are made to hire any such persons.

 4.8.6   Public Official and Campaign Visits, Speaking Engagements and Honoraria

 SMS encourages public officials to make non-partisan visits to SMS to better understand our products, programs and our views on public policy issues. However, such visits should not be permitted within 60 days preceding an election in which the official is a candidate. Political campaigning is not allowed on SMS property. Any exceptions must be approved by SMS' Chief Executive Officer.

Likewise, public officials, candidates and prominent former officials may request or be invited to speak at various SMS events. We generally do not pay honoraria or travel expenses since in many instances such a payment would not be lawful. You must get the approval of SMS' counsel before inviting these speakers.

  4.9

Complying with Laws

  SMS' policy is to comply with a1l 1aws and regulations that apply to its business. As you conduct SMS' business, you may encounter a variety of legal issues, particularly in the areas described below. If you have questions on specific laws or regulations, contact SMS' counsel.

  4.9.1


Competition

  Laws governing competition exist in most of the industrialized countries in which SMS does business. The purpose of competition laws, which also may be known as antitrust, monopoly, fair trade or cartel laws, is to prevent interference with the functioning of a competitive market system. While the purpose of such laws is primarily economic, their effect is often seen as going beyond consumer welfare to protecting other ,values of society, including individual freedoms.

 Under these laws, companies may not enter into agreements with other companies, including their distributors and re-marketers, however informally, that unreasonably restrict the functioning of the competitive system, such as price fixing or dividing customers or territories.

 Companies also may violate competition laws without acting jointly with other companies by, for example, illegally monopolizing or attempting to monopolize an industry or unlawfully abusing a dominant position.

SMS' policy is to comply fully with competition laws throughout the world. You can help by adhering to all of SMS' business conduct guidelines, by being sensitive to legal concerns under competition laws, and by raising any such concerns with SMS' counsel.

 4.9.2 Export

You should be aware that your actions may have export implications. Export laws apply to: all international transactions and ones where the recipient is a non-U.S. national inside the U.S.; transactions with customers, suppliers, and original equipment manufacturers.

Export laws cover more than just physical shipments. Internet and extranet transfers of technology; application development and delivery: e-business and e-services activities: travel outside the United States with SMS products or technology; providing technical specifications and performance requirements to suppliers for procurement from non-U.S. sources; and the application of personal knowledge (technical assistance) abroad -- all involve activities that are subject to U.S. and other country export requirements.

 There  are a  variety  of  U.S.  and   international  laws  governing  exports.
 If you have  questions on  export-related    issues,  contact SMS's counsel

 4.9.3 Antiboycott

U.S. law prohibits SMS and its subsidiaries and affiliates and their agents from complying with or supporting a foreign country's boycott of a country which is "friendly" to the United States.

  SMS is also required to report promptly to the U.S. Government any request to support a boycott or to furnish information concerning a boycott. A foreign country or an entity associated with the country could make such a request in a bid invitation purchase order or contract, letter of credit or orally in connection with a transaction or in a number of other ways. Examples of improper boycott requests are requests that we refuse to do business with a boycotted country, including its citizens, or with so-called blacklisted companies who do business with the boycotted country or that we provide information about activities in a boycotted country or implement letters of credit with boycott conditions. If you hear of a boycott or receive a request to support a boycott or to provide information related to a boycott, you should contact your manager and SMS' counsel.

  4.9.4 Import

 SMS must comply with import regulations and requirements when engaging in international trade. Because of the efforts to globalize SMS' business, there are many situations, some of them very subtle, in which your work may have import implications. For example, in addition to the obvious one in which you are importing parts or products into the U.S. or another country, there may be import implications in activities, such as development process activity requiring non-U.S. sourcing, customer activity requiring the shipment of parts to another country, the shipment of marketing samples, or the calculation of product intercompany prices for sales to an SMS location in another country. In addition, experience has shown that designing parts and ensuring accuracy of inventory of parts will have import implications whenever those parts will cross international borders. You need to be aware of import regulations and requirements, especially if you are involved in importing. A failure to comply with the law can result in fines, penalties. imprisonment and or a loss of import privileges. If you have questions about imports, contact or SMS's counsel.

 4.9.5 The Environment

 SMS is committed to leadership in environmental protection. Not only will we comply with all environmental laws, but if there is no law or if the law does not protect the environment, we will set and adhere to stringent standards of our own. Each of us must comply with environmental laws and SMS' environmental policies.

 If yon are involv'ed with processes that affect the environment, such as measuring, recording or reporting discharges and emissions to the environment or handling hazardous wastes, you must be sure to comply with environmental regulations and permits. You must also maintain SMS standards and ensure that reports are accurate and complete.

As an employee, you haye a role to play in protecting the environment. If you become aware of any violation of environmental laws or any action that may appear to conceal such a violation, you should immediately report the matter to your manager or to SMS' counsel.

  4.9.6    Public Sector Procurement

  The purpose of public sector procurement laws is to help public sector customers, such as federal, state, and local governments and agencies and those who act on the governments behalf, to get the products and services they want at fair and reasonable prices. Since these laws vary widely and some are complex, we must be careful in our public sector procurements to comply fully with those laws. During the course of a public sector procurement, you should not try to improperly influence the decisions of the customer or obtain restricted information about the procurement.

 The following are some examples of specific issues you should be sensitive to in public sector procurements. Procurement laws generally require competitive bidding and permit sole source procurement only in unique circumstances. You may review an advance copy of a solicitation document only if the customer has also made it available to other bidders. You may not prepare a solicitation document on behalf of a public sector customer, even at the customer's request, or submit any anonymous documents. such as white papers, to a public sector customer, or encourage a public sector customer to sign an agreement before an award is made to SMS. You should never discuss business or employment opportunities that could personally benefit any public sector procurement personnel, and you must not offer or provide gratuities in connection with a procurement activity. If you plan to use a consultant in a government customer procurement situation, you may not hire a consultant without proper authorization from SMS' counsel. You must ensure that such consultants are governed by our business conduct guidelines. You must also not engage any consultant where doing so would create a conflict of interest.

 Because we are committed to serve the public trust in accordance with the law, you must understand and adhere to all applicable public sector procurement laws and regulations. Additionally, you should immediately reporrt to SMS any actual or possible violation of a public sector procurement law or regulation. This may be done through your manager or SMS' counsel. SMS will not tolerate retaliation against you for making that report and, subject to any applicable business or legal requirements, S:MS will protect your anonymity.

 4.9. 7 Lobbying

 Any contact with government personnel for the purpose of influencing legislation or rule making, including such activity in connection with marketing or procurement matters, is considered lobbying. Some laws also define lobbying even more broadly to include our normal marketing activities. You are responsible for knowing and adhering to all the relevant lobbying laws and associated gift laws, if applicable, and for compliance with all reporting requirements,

You must obtain the prior approval of SMS' counsel to lobby or authorize anyone else (for example, a consultant, agent, or business partner) to lobby on SMS' behalf, except when lobbying involves only normal marketing activities and not influencing legislation or rule making.

  4.9.8    Accounting and Financial Reporting Laws

  As a soon to be reporting company under the Securities Exchange Act of 1934, SMS is required to follow strict accounting principles and standards, to report financial information accurately and completely, and to have appropriate internal controls and processes to ensure that accounting and financial reporting complies with law. Each of us in SMS must comply with these requirements and do what is needed to help SMS, as a company, comply.

 The rules for accounting and financial reporting require the proper recording of, and accounting for, revenues and expenses. If you have responsibility for or any involvement in these areas, you must understand and adhere to these rules. Also, these rules prohibit anyone from assisting others to account improperly or make false or misleading financial reports. Therefore, you must accurately and completely record and report all information, and you must not assist anyone to record or report any information inaccurately or in a way that could be misleading.

 Additionally, you must never provide advice to anyone outside of SMS, including customers, suppliers and business partners, about how they should be recording or reporting their own revenues and expenses.

 Violations of laws associated with accounting and financial reporting can result in fines, penalties. and imprisonment, and they can lead to a loss of public faith in a company. If you become aware of any action related to accounting or financial reporting that you believe may be improper, you should immediately tell SMS; this may be done through SMS' Chief Executive Officer. SMS' Chief Financial Officer. or SMS' counsel. If you wish to report your concerns anonymously, you can send an anonymous written statement to any of the above. If you have any questions, you may contact SMS' counsel. SMS will not tolerate retaliation against you for making that report and, subject to any applicable business or legal requirements, SMS will protect your anonymity.

 5.0 On Your Own Time

 5.1


Conflicts of Interest

 Your private life is very much your own. You are, however, an SMS employee both on and off the job and a conflict of interest may arise if you engage in any activities or advance any personal interests, at the expense of SMS' interests. It is up to you to avoid situations in which your loyalty may become divided. Each individual's situation is different, and in evaluating your own, you will have to consider many factors. Some of the most common types of conflicts are addressed here to help you wake informed decisions.

 5.1.1 Assisting a Competitor

An obvious conflict of interest is providing assistance to an organization that markets products and services in competition with SMS' current or potential products or service offerings. You may not, without SMS' consent, work for such an organization in any capacity, such as an employee, a consultant or as a member of its board of directors. Such activities are prohibited because they could divide your loyalty between SMS and that organization.

  5.1.2  Competing Against SMS

  Today, some SMS employees may be engaged on their own time in routine activities that involve products that SMS offers to its customers. Such activities may or may not result in a conflict of interest, and employees should be careful to avoid activities that conflict with SMS' business interests.

 Obviously, you may not market products or services in competition with SMS' current or potential product offerings.

 Because SMS is expanding into new lines of business and new areas of interest, the company will constantly redraw lines of acceptable activity. It is unlikely that you will find definitive answers to many of your questions regarding the boundaries of acceptable activity in published guidelines. It is therefore your responsibility to consult with senior management or SMS' counsel to determine whether your planned activity will compete with any of SMS' actual or potential businesses. This should be done before you pursue any activity that might create a conflict of interest with SMS.

 5.1.3 Supplying SMS

 Unless approved in advance by senior management and SMS' counsel, you may not be a supplier to SMS, represent a supplier to SMS, work for a supplier to SMS or be a member of its board of directors while you are an employee of SMS. In addition, you may not accept money or benefits of any kind for any advice or services you may provide to a supplier in connection with its business with SMS.

 5.1.4  Using  SMS' Time and Assets

 You may not perform non-SMS work or solicit such business on SMS premises or while working on SMS time, including time you are given with pay to handle personal matters. Also, you are not permitted to use SMS assets, including equipment, telephones, materials, resources or proprietary information for any outside work.

 5.1.5  Personal Financial Interests

You should not have a financial interest in any organization that SMS does business with or competes with if that interest would give you or would appear to give you a conflict of interest with SMS. Such organizations include suppliers, competitors, customers, distributors, business partners and alliance companies. Financial interests in competitors usually will present a conflict of interest.

 5.1.5.1   Publicly Traded Securities

 To determine whether an improper interest exists, ask yourself the following questions:

      . What is the extent of the competition or the nature of the relationship between SMS and the other company? If the other  company is in more  than one line of  business, how significant
          is the   part   that competes  with or supplies SMS?
      . What is the size of my investment in relation to my salary and other family income, including income from other investments? Is it significant enough to cause me to take some action as an SMS employee to protect or enhance my investment?
      . Given the nature of my job in SMS, could my actions as an SMS employee affect the value of my investment in the other company? Could my actions significantly enhance my investment, even if it is a relatively modest one?

 A  financial  interest is  improper   if  your  job.  the    amount   of   your
 investment.     or    the  particular   company   in  which you invested  could
 when viewed objectively by another person influence your actions as an SMS employee.

 In the case of a supplier, business partner or alliance company, if you have anything to do, either directly or indirectly, in deciding whether SMS does business with that company, you should not have any financial interest at all in the company.

 Additionally, from time to time, an existing or prospective SMS supplier, business partner or customer may offer stock options or other securities to a select small group of investors in connection with the company's initial public offering. You should not accept or buy any of that company's securities in such a situation if there is any question whether the offer was motivated in whole or in part by your SMS employment or if the investment does not meet any other SMS guidelines.

 You should not evade these guidelines on investments by acting indirectly through anyone else.

 5.1.5.2    Closely Held Organizations

 Investments in closely held organizations typically, closely held corporations, partnerships or even sole proprietorships raise additional concerns over those in publicly traded companies because of the closer ties of investors to most closely held organizations. For example, there are generally relatively few investors or owners of such companies, giving each a greater stake in ownership: the investors often have a chance to participate in the company's day-to-day operations; and the investors may be perceived to be closely identified with the company.

This relatively close relationship may give the appearance to competitors of the closely held organization that it derives some benefit from SMS. Such a relationship may also give the appearance to SMS employees that the investing employee is using SMS' time, facilities or confidential information for the benefit of the closely held company. For these reasons, employees may not make any investment in a closely held organization that is a competitor. supplier, distributor, business partner or organization that remarkets SMS products. Exceptions must be specifically approved by SMS' Chief Executive Officer with the advice of SMS' counsel.

  5.2

Using  Inside Information and Insider Trading

In the course of your employment with SMS, you may become aware of information about SMS or other companies that has not been made public. The use of such nonpublic or "inside" information about SMS or another company for your financial or other benefit not only is unethical, but also may be a violation of law. U.S. law makes it unlawful for any person who has "material" nonpublic information about a company to trade the stock or other securities of the company, including options. puts, calls, and any derivatives or to disclose such information to others who may trade. Violation of such laws may result in civil and criminal penalties, including fines and jail sentences. SMS will not tolerate the improper use of inside information. These prohibitions also apply outside the U.S.

Material inside information is information which is not available to the general public and which could influence a reasonable investor to buy~ sell or hold stock or securities. While it is not possible to identify in advance all information that could be viewed as material inside information, some examples might include nonpublic information about: SMS' financial performance including earnings and dividend actions; acquisitions or other business combinations: divestitures: major new product or services announcements; significant advances in research: and. other significant activities affecting SMS. Here are some examples of how you can avoid the improper use of inside information:

     . If you know that SMS is considering an alliance or is about to announce a new product or make a purchasing decision that could affect the price of the securities of an SMS supplier or other company, you should not buy or sell the securities of that company until after the information becomes public.
     . Similarly, if you know that SMS is about to make an announcement that could affect the price of its own securities, you should not buy or sell SMS securities on the open market until after the announcement.
     . You should not buy or sell the securities of a customer or alliance
     company based on any   inside information  you  have    about that company.
     . If you have nonpublic information that SMS is about to build a new facility or expand an existing facility, you should not invest in land or in any business near the new site.
     . You should not disclose inside information to SMS employees who do not have a business need to know or to anyone outside of SMS.

 As with investments, you should not evade these guidelines by acting through anyone else or by giving inside information to others for their use even if you will not financially benefit from it.

 If you have any doubt about what you can or cannot do in this area, you should consult with SMS' counsel

 5.3


Public Service

SMS encourages employees to be active in the civic life of their communities. However, such service may, at times, place you in a situation that poses a conflict of interest with SMS. As a board or committee member, you may, for example, be confronted with a decision involving

  SMS. It might be a decision to purchase SMS equipment or services or it might be a decision by a board of tax assessors or a zoning board that affects SMS property. In such circumstances, your interest in SMS and your obligation to the civic organization might pun you in opposite directions. The law may require you to abstain, depending on your position in SMS and whether you stand to gain personally from the decision. On the other hand there may be circumstances in which the law does not permit you to abstain. While you are in the best position to make the decision and bear the responsibility for the decision, before making your decision, you should get advice from the civic organization's lawyer and from SMS' counsel. In order to protect SMS from embarrassment or other issues, whether or not you finally abstain, you should make it clear that you are an SMS employee and thereby head off any charges of trying to conceal your association with SMS. And. if you decide to abstain, state clearly that you are doing so because there would be a conflict of interest or the appearance of one if you did not.

  5.4


Participation            in
Political Life

SMS will not make contributions or payments or otherwise give any endorsement of support which would be considered a contribution directly or indirectly to political parties or candidates, including through intermediary organizations, such as political action committees or campaign funds. For example, SMS will not purchase tickets or pay fees for you or anyone else to attend any event where any portion of the funds will be used for election campaigns. In many countries. political contributions by corporations are illegal. SMS will not make such contributions, even in countries where they are legal. Also. the company will not provide any other forms of support that may be considered a contribution.

 You must not make any political contribution as a representative of SMS. You may not request reimbursement from SMS, nor will SMS reimburse you. for any personal contributions you make. In addition, you should recognize that your work time or use of SMS assets is the equivalent of such a contribution. Therefore, you will not be paid by SMS for any time spent running for public office, serving as an elected official or campaigning for a political candidate, unless required by law. You can, however, take reasonable time off without pay for such activities if your SMS duties permit the time off and it is approved by your manager. You also may use vacation time for political activity.

 5.4.1 Speaking Out

 When  you  speak  out  on  public issues.  make sure  that  you  do  so  as  an
 individual.   Don't  give  the  appearance  that you  are  speaking  or  acting on SMS' behalf.

 5.5


Someone    Close   to   You
Working in the Industry

With the growth in two-career families and the expansion of all forms of business world wide, you may find yourself in a situation where your spouse or domestic partner, another member of your immediate family or someone else you are close to is a competitor or supplier of SMS or is employed by one.